Exhibit 10.2

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between STEPHEN J. FANNING (“Executive”) and Solta Medical, Inc. (the “Company”), effective as of April 1, 2013 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

2. The Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will continue indefinitely until terminated by written consent of the parties hereto. Notwithstanding the previous sentence, if Executive becomes entitled to benefits pursuant to Section 3 of this Agreement, the Agreement will terminate when all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

3. Severance Benefits.

(a) Termination without Cause or Resignation for Good Reason Apart From a Change of Control. If the Company terminates Executive’s employment with the Company without Cause or if Executive resigns from such employment for Good Reason, and such termination occurs either prior to three (3) months before or after twelve (12) months following a Change of Control, and Executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company and effective no later than the 60th day following the Executive’s termination date), then Executive will receive the following from the Company:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements. (Executive will receive all accrued but unpaid Personal Time Off (PTO), Floating Holidays (FH), expense reimbursements, and wages as required by law whether or not Executive signs a release of claims.)

(ii) Severance Payment. Executive will receive a lump sum payment of severance equal to 200% of Executive’s annual base salary as in effect immediately prior to Executive’s termination date.

(iii) Equity Awards. Executive will not receive any accelerated vesting of his outstanding equity awards, except as may be set forth in Executive’s individual equity award agreements or the terms of the Company’s equity award plans.

(iv) Continued Employee Benefits. Subject to Section 3(d) below, if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

(b) Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company terminates Executive’s employment with the Company without Cause or if Executive resigns from such employment for Good Reason, and such termination occurs within the period beginning three (3) months before and ending twelve (12) months after a Change of Control, and Executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company and effective no later than the 60th day following the Executive’s termination date), then Executive will receive the following from the Company:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements. (Executive will receive all accrued but unpaid PTO, FH, expense reimbursements, and wages as required by law whether or not Executive signs a release of claims.)

(ii) Severance Payment. Executive will receive a lump sum payment of severance equal to 200% of the sum of (x) Executive’s annual base salary as in effect immediately prior to Executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control and (y) Executive’s annual target bonus for the fiscal year of Executive’s termination or (if greater) Executive’s annual target bonus in effect immediately prior to the Change of Control.

(iii) Equity Awards. Executive’s outstanding equity awards will vest in full as to 100% of the unvested portion of the award.

(iv) Continued Employee Benefits. Subject to Section 3(d) below, if Executive elects continuation coverage pursuant to COBRA and the California Continuation Benefits Replacement Act, as amended (“Cal-COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA and Cal-COBRA, as applicable, the Company will reimburse Executive for the COBRA or Cal-COBRA premiums, as applicable, for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twenty-four (24) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. COBRA and Cal-COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

(c) Timing of Severance Payments. Unless otherwise required by Section 3(g), the Company will pay any severance payments in a lump sum as soon as practicable, but not later than the 60th day following Executive’s termination date; provided, however, that no severance or other benefits will be paid or provided until the release of claims discussed in Section 3(a) or 3(b) is effective within the time period set forth herein. If Executive is entitled to the severance payments pursuant to Section 3(a) or 3(b) and should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(d) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay or reimburse Executive for the COBRA premiums pursuant to Section 3(a)(iv) or 3(b)(iv) above without violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive a fully taxable lump sum cash payment equal to the applicable COBRA premiums for the COBRA premium period set forth in Section 3(a)(iv) or 3(b)(iv), depending on the type of termination (or remaining period if reimbursements had commenced prior to the date of such determination), subject to applicable tax withholdings (such amount, the “Special Cash Payment”).

(e) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company. Executive will receive all accrued but unpaid PTO, FH, expense reimbursements, and wages as required by law.

(f) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company. Executive will receive all accrued but unpaid PTO, FH, expense reimbursements, and wages as required by law.

(g) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3(a) or 3(b) of this Agreement, the provisions of Section 3(a) or 3(b), as applicable, are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, PTO and FH, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

(h) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), then the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any termination of Executive’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.

(iii) It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(vi) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the severance benefits under Section 3 and under any other applicable agreements will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If required, the payments and benefits under this Agreement shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A of the Code; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 4.

5. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” will mean:

(i) Executive’s willful failure to substantially perform Executive’s duties hereunder, other than a failure resulting from Executive’s Disability;

(ii) Executive’s willful act which constitutes gross misconduct and which is injurious to the Company;

(iii) Executive’s willful breach of a material provision of this Agreement; or

(iv) Executive’s knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

In the event of any alleged breach pursuant to (i) or (iii) of this Section 5(a), the Company will first give Executive written notice of the conduct constituting the alleged performance breach and provide Executive with sufficient information to enable Executive to correct the deficiency within a reasonable time period, which will not be less than thirty (30) days, before the Company can proceed with a termination for Cause under either (i) or (iii) of this Section 5(a).

(b) Change of Control. “Change of Control” will mean the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control. For purposes of this clause (i), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. ; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c) Disability. “Disability” will mean:

(i) Any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that has resulted in Executive becoming eligible to receive benefits for a period of not less than three (3) months on account of a total disability under the Company’s long term disability insurance policy; or

(ii) Any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that renders Executive incapable of engaging in any substantial gainful activity, as determined by the Company or by the Board, as the case may be, in that entity’s sole discretion.

(d) Good Reason. “Good Reason” will mean Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i) A material reduction in Executive’s authority, duties, or responsibilities relative to Executive’s authority, duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in authority, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute “Good Reason”;

(ii) A material reduction by the Company of Executive’s base salary in effect immediately prior to such reduction;

(iii) A material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility that is more than fifty (50) miles from Executive’s current location).

Executive will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e) Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

6. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Arbitration.

(a) The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, Executive’s compensation and benefits, their interpretation and any of the matters herein addressed, or the termination of Executive’s employment with the Company or any matters related thereto, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Executive further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. The Company and Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he or she filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Alameda County, California.

(c) Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief. Executive understands that this Agreement does not prohibit him from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement. Each of the Company and Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him to understand the terms, consequences, and binding effect of this Agreement and fully understands it, including that Executive is waiving his right to a jury trial. Finally, Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Other Requirements. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any confidential information agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(c) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of conflict of laws provisions). Subject to the Arbitration provision in Section 7 of this Agreement, any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	SOLTA MEDICAL, INC.

	By:	/s/ John F. Glenn

	Name:	John F. Glenn

	Title:	Chief Financial Officer

	Date:	5/17/2013

EXECUTIVE	By:	/s/ Stephen J. Fanning

	Name:	Stephen J. Fanning

	Title:	Chairman, President & Chief Executive Officer

	Date:	5/17/2013